EXHIBIT 23.5

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                         CONSENT OF INDEPENDENT AUDITORS



         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 dated December 19, 1996, pertaining to the Employee Stock Option Plan and the Director Stock Option Plan of Cali Realty Corporation and to the incorporation by reference therein of our report dated October 16, 1996, with respect to the combined statement of revenue and certain expenses of the International Court at Airport Business Center included in the Current Report on Form 8-K of Cali Realty Corporation dated October 29, 1996, filed with the Securities and Exchange Commission.



                                                            /s/Ernst & Young LLP
                                                            --------------------
                                                               Ernst & Young LLP


Philadelphia, Pennsylvania
December 17, 1996